UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

 ROYAL BANK OF CANADA
(Exact name of registrant as specified in its charter)

Canada	13-5357855
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Bay Street Royal Bank Plaza Toronto, Ontario Canada M5J 2J5	Not Applicable
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/40th interest in a share of 5.50% Non-Cumulative Perpetual First Preferred Shares, Series C-1	New York Stock Exchange, Inc.

Depositary Shares, each representing a 1/40th interest in a share of 6.750% Fixed Rate/Floating Rate Non-Cumulative First Preferred Shares, Series C-2	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☐

Securities Act registration statement file number to which this form relates:  333-202632

Securities to be registered pursuant to Section 12(g) of the Act:   None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Descriptions of (i) the depositary shares, each representing a 1/40th interest in a share of 5.50% Non-Cumulative Perpetual First Preferred Shares, Series C-1, without par value and (ii) the depositary shares, each representing a 1/40th interest in a share of 6.750% Fixed Rate/Floating Rate Non-Cumulative First Preferred Shares, Series C-2, without par value, in each case of Royal Bank of Canada (the “Company”), are set forth under the sections entitled “DESCRIPTION OF RBC SHARE CAPITAL—RBC Preferred Shares—New RBC Preferred Shares to be Issued in Connection with the Merger” and “—Depositary Shares Representing New RBC Preferred Shares” in the Company’s Registration Statement on Form F-4 (File No. 333-202632) initially filed with the Securities and Exchange Commission (the “SEC”) on March 20, 2015, and amended on April 20, 2015, including any form of prospectus contained therein filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which description is incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of January 22, 2015, by and among Royal Bank of Canada, a Canadian chartered bank, City National Corporation, a Delaware corporation, and RBC USA Holdco Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Royal Bank of Canada (incorporated by reference to the Current Report on Form 6-K filed by Royal Bank of Canada with the SEC on January 23, 2015).

3.1	By-laws of Royal Bank of Canada (incorporated by reference to the Current Report on Form 6-K filed by Royal Bank of Canada with the SEC on November 6, 2007).

4.1	Form of Provisions Attaching to 5.50% Non-Cumulative Perpetual First Preferred Shares, Series C-1, of Royal Bank of Canada.

4.2	Form of Provisions Attaching to 6.750% Fixed Rate/Floating Rate Non-Cumulative First Preferred Shares, Series C-2, of Royal Bank of Canada.

4.3
Form of Deposit Agreement among Royal Bank of Canada, Computershare Trust Company, N.A. as depositary, Computershare Inc. and the holders from time to time of the depositary receipts relating to 5.50% Non-Cumulative Perpetual First Preferred Shares, Series C-1, of Royal Bank of Canada.

4.4
Form of Deposit Agreement among Royal Bank of Canada, Computershare Trust Company, N.A. as depositary, Computershare Inc. and the holders from time to time of the depositary receipts relating to 6.750% Fixed Rate/Floating Rate Non-Cumulative First Preferred Shares, Series C-2, of Royal Bank of Canada.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  October 30, 2015

ROYAL BANK OF CANADA

By	/s/ James Salem
	Name:	James Salem
	Title:	Executive Vice-President and Treasurer

By	/s/ David M. Power
	Name:	David M. Power
	Title:	Vice-President, Corporate Treasury

[Signature Page to Form 8-A]

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of January 22, 2015, by and among Royal Bank of Canada, a Canadian chartered bank, City National Corporation, a Delaware corporation, and RBC USA Holdco Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Royal Bank of Canada (incorporated by reference to the Current Report on Form 6-K filed by Royal Bank of Canada with the SEC on January 23, 2015).

3.1	By-laws of Royal Bank of Canada (incorporated by reference to the Current Report on Form 6-K filed by Royal Bank of Canada with the SEC on November 6, 2007).

4.1	Form of Provisions Attaching to 5.50% Non-Cumulative Perpetual First Preferred Shares, Series C-1, of Royal Bank of Canada.

4.2	Form of Provisions Attaching to 6.750% Fixed Rate/Floating Rate Non-Cumulative First Preferred Shares, Series C-2 of Royal Bank of Canada.

4.3
Form of Deposit Agreement among Royal Bank of Canada, Computershare Trust Company, N.A. as depositary, Computershare Inc. and the holders from time to time of the depositary receipts relating to 5.50% Non-Cumulative Perpetual First Preferred Shares, Series C-1, of Royal Bank of Canada.

4.4
Form of Deposit Agreement among Royal Bank of Canada, Computershare Trust Company, N.A. as depositary, Computershare Inc. and the holders from time to time of the depositary receipts relating to 6.750% Fixed Rate/Floating Rate Non-Cumulative First Preferred Shares, Series C-2, of Royal Bank of Canada.